Exhibit 10.1

EXECUTION VERSION

2014 EMPLOYMENT AGREEMENT

2014 Employment Agreement (“Agreement”) by and between ASCENA RETAIL GROUP, INC. (“Ascena”), and DAVID R. JAFFE (“Executive”) dated as of March 5, 2014 (the “Effective Date”).

WHEREAS, Executive is currently employed by Ascena as its President and Chief Executive Officer pursuant to an Employment Agreement between Ascena and Executive, dated as of May 2, 2002, as amended (the “Prior Agreement”), that will expire by its terms on September 21, 2014; and

WHEREAS, Ascena and Executive desire to set forth the terms and conditions of Executive’s continued employment with Ascena as its President and Chief Executive Officer commencing as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ascena and Executive agree as follows:

1. Employment. Ascena hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by Ascena, upon the terms and subject to the conditions set forth in this Agreement.

2. Term of Employment. The period of Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue for a period ending September 21, 2017 (the “End Date”), unless sooner terminated in accordance with Section 5 below. As used in this Agreement, the phrase “Employment Term” refers to Executive’s period of employment from the date of this Agreement until his “Termination Date” (as defined in Section 5(f) below).

3. Duties and Responsibilities.

(a) Ascena will continue to employ Executive as its President and Chief Executive Officer. In these capacities, Executive shall perform the customary duties and have the customary responsibilities of such positions. Executive shall report to the Chairman of Ascena’s Board of Directors (the “Board”) and the Board, and shall perform such other duties as may be assigned to Executive from time to time by the Chairman or the Board.

(b) Executive agrees to faithfully serve Ascena, devote his full working time, attention and energies to the business of Ascena, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of his abilities. Executive agrees not to engage in any other business or employment without the written consent of Ascena except as otherwise specifically provided herein. Executive may perform uncompensated services in connection with either the management of personal investments or with charitable or civic organizations; provided that such activities do not interfere with Executive’s duties pursuant to this Agreement. Executive may serve on other corporate boards of directors, with the approval of the Board, which approval will not be unreasonably withheld. Executive shall also be entitled to appropriate vacation each year.

4. Compensation and Benefits.

(a) Base Salary. During the Employment Term, Ascena shall pay Executive a base salary at the annual rate of $1,000,000 per year or such higher rate as may be determined from time to time by the Board or a Compensation Committee of the Board (“Base Salary”). Such Base Salary shall be paid in accordance with Ascena’s standard payroll practices for senior executives.

(b) Benefit Plans, Fringe Benefits and Incentive Programs. Executive shall be entitled to participate in all of Ascena’s pension, insurance and other benefit plans and programs and in all bonus and incentive plans, including the Ascena semi-annual incentive bonus plans and stock incentive plans. Executive shall be entitled to office, secretarial and administrative assistance, and to the use of a car service at the Company’s expense as necessary for him to perform his duties and responsibilities hereunder, including for transportation to and from his home.

(c) Expense Reimbursement. Ascena shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of his duties under this Agreement in accordance with Ascena’s customary practices applicable to senior executives and Section 11(c) of this Agreement.

5. Termination of Employment. Executive’s employment under this Agreement shall terminate on the End Date, unless earlier terminated under any of the circumstances set forth in this Section 5 (a) through (d). Upon termination, Executive (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 6 below, and, if applicable, Section 7 below.

(a) Death. Executive’s employment shall terminate upon Executive’s death.

(b) Total Disability. Ascena may terminate Executive’s employment upon his becoming “Totally Disabled”. For purposes of this Agreement, Executive shall be “Totally Disabled” if Executive is physically or mentally incapacitated so as to render Executive incapable of performing his material and substantial duties under this Agreement for a period of ninety (90) consecutive days or one hundred twenty (120) non-consecutive days in any twelve (12) month period. Executive’s receipt of disability benefits under Ascena’s long-term disability benefits plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability (as defined in this Section 5(b)) for purpose of this Agreement; provided, however, that in the absence of Executive’s receipt of such long-term disability benefits or Social Security benefits, the Board may determine that Executive is Totally Disabled (as defined in this

Section 5(b)) based upon the opinion of an impartial reputable physician (“Impartial Physician”) selected by mutual agreement of the parties or their representatives, or failing agreement within 10 days of a written request therefor by Ascena to Executive, then an Impartial Physician designated by mutual agreement of a physician selected by Executive (or his representatives) and a physician selected by Ascena; the written opinion of such Impartial Physician as to the issue of Total Disability shall be final and binding on the parties.

(c) Termination by Ascena for Cause. Ascena may terminate Executive’s employment for “Cause.” Such termination shall be effective as of the date specified in the written Notice of Termination provided to Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by Executive of a felony or of a criminal act involving, in the good faith judgment of the Board, fraud, dishonesty, or moral turpitude but excluding any conviction which results solely from Executive’s title or position with Ascena and is not based on his personal conduct; (ii) intentional and willful failure to satisfactorily perform employment duties reasonably requested by the Board after thirty (30) days’ written notice of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (iii) fraud or embezzlement; (iv) gross misconduct or gross negligence in connection with the business of Ascena or an affiliate which has a substantial adverse effect on Ascena or the affiliate; (v) Executive’s intentional and willful act or omission which is materially detrimental to the business or reputation of Ascena; or (vi) willful breach of any of the covenants set forth in Section 8 hereof.

(d) Termination by Executive for “Good Reason.” Executive may terminate his employment under this Agreement for “Good Reason” after providing a Notice of Termination to Ascena at least sixty (60) days prior to the Termination Date. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence, without Executive’s consent, of any of the following circumstances: (i) any material demotion of Executive from his position, job duties, or responsibilities as President and Chief Executive Officer, or any demotion of Executive from his position, job duties or responsibilities as President and Chief Executive Officer occurring on a Change on Control (as defined below) or during the 24 month period following a Change in Control (in any case except in connection with the termination of Executive’s employment for Cause or due to Total Disability or as a result of Executive’s death, or temporarily as a result of Executive’s illness or other absence); (ii) a failure by Ascena to pay Executive’s compensation and benefits in accordance this Agreement; (iii) relocation of Executive’s principal place of work outside of a thirty-five (35) mile radius of its current location; or (iv) any material breach (not covered by clauses (i) - (iii) above) of any of Ascena’s obligations under this Agreement.

(e) Notice of Termination. Any termination of Executive’s employment by Ascena or by Executive (other than by reason of Executive’s death) shall be communicated by delivery of a written notice of termination to the other party in accordance with Section 9 below (“Notice of Termination”).

(f) Termination Date. The effective date of Executive’s termination of employment (the “Termination Date”) shall be

(i) the End Date;

(ii) in the event of Executive’s death, the date of death;

(iii) in the event of termination for Total Disability, the date specified in the Notice of Termination;

(iv) in the event of termination for Cause, the date specified in the Notice of Termination;

(v) in the event of termination for Good Reason, the date specified in the Notice of Termination or such later date as may be mutually agreed by the parties; and

(vi) in the event of any other termination, the last day of the sixty (60) day period beginning on the date on which written Notice of Termination is given or such earlier date as may be specified by Ascena or such later date as may be mutually agreed by the parties.

6. Compensation Following Termination of Employment; Change in Control.

(a) In the event Executive’s employment is terminated prior to the End Date by the Company without Cause or the Executive resigns for Good Reason, in either case other than as set forth in Section 6(b), in addition to all other payments and benefits to which Executive shall be entitled, Executive shall be entitled to receive an amount equal to two times the Executive’s Base Salary (at the rate in effect on Executive’s Termination Date) (such amount, the “Severance Payments”). The Severance Payments shall be made to the Executive in installments for a period of twenty-four months following the date of termination in accordance with Ascena’s standard payroll practices for senior executives, subject to the Delay Period under Section 11(b) of the Agreement. For the avoidance of doubt, the Severance Payments shall not be made to Executive in the event that his employment terminates on or after the End Date.

(b) In the event that upon a Change in Control or during the 24 months following a Change in Control, Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, Ascena shall pay the Executive an amount equal to two times the sum of (x) the Base Salary at the rate in effect on the date of the Notice of Termination and (y) an amount equal to the aggregate incentive compensation paid to the Executive for the two most recently completed seasons prior to the date of termination (i.e., the most recently completed fall season and the most recently completed spring season), which amount shall be paid to the Executive in installments for a period of twenty-four months following the date of termination in accordance with Ascena’s standard payroll practices for senior executives, subject to the Delay Period under Section 11(b) of the Agreement. Notwithstanding receipt of such payments, Executive shall be entitled to receive the payments and benefits hereinafter referred to in this Paragraph 6.

A Change in Control shall mean the occurrence of any one of the following events:

(i) any “person,” as such term is used in sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a “beneficial owner,” as such term is used in Rule 13d-3 under that act, of 30% or more of the outstanding common stock of Ascena, excluding a person that is an affiliate (as such term is used under that act) of Ascena on the date of this Agreement, or any affiliate of any such person;

(ii) the majority of the board of directors of Ascena consists of individuals other than Incumbent Directors, which term means the members of the board of directors of Ascena on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered an Incumbent Director;

(iii) Ascena adopts any plan of liquidation providing for the distribution of all or substantially all its assets;

(iv) all or substantially all the assets or business of Ascena are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of Ascena immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they own the common stock of Ascena, all the common stock or other ownership interests of the entity or entities, if any, that succeed to the business of Ascena); or

(v) Ascena combines with another company and is the surviving corporation, but, immediately after the combination, the shareholders of Ascena immediately prior to the combination hold, directly or indirectly, 50% or less of the common stock or other ownership interests of the combined company (there being excluded from the number of shares held by such shareholders, but not from the common stock or other ownership interests of the combined company, any shares or other ownership interests received by affiliates of such other company in exchange for stock of such other company).

(c) In the event that at any time prior to the End Date (whether prior to, upon or during the 24 months following a Change in Control or in the absence of a Change in Control) the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason:

(i) subject to Executive’s and/or his covered dependents’, as applicable, timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Executive’s or his covered dependent’s, as applicable, continued copayment of premiums at the same level and cost as if Executive were an employee of Ascena (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in Ascena’s (or its successors) health and medical insurance plans for Executive and his covered dependents (to the extent permitted under applicable law and the terms of such plan), in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (“Code”), for a period though the earlier of (x) the applicable period that Executive and/or his covered dependents’, as applicable, are eligible for continuation coverage under COBRA and (y) the Executive becoming eligible for coverage under the health and medical insurance plans of a subsequent employer; and

(ii) Executive will be entitled to receive a pro rata incentive compensation bonus payment for the season (i.e., the fall season or spring season) in which such termination occurs based on the actual results for the season, pro-rated based number of days during the season that Executive was employed by the Company over the total number of days in the season (the “Pro Rata Bonus”), payable when the incentive compensation bonus payment for such season is paid to the Company’s other executive officers.

(d) Upon termination of Executive’s employment under this Agreement for any reason, Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

(i) Earned but Unpaid Compensation. Ascena shall pay Executive any accrued but unpaid Base Salary for services rendered to the date of termination and any accrued but unpaid expenses required to be reimbursed under this Agreement.

(ii) Other Compensation and Benefits. Except as may otherwise be provided under this Agreement, any benefits to which Executive may be entitled pursuant to any other plans, programs and benefits referred to in Section 4 above shall be determined and paid in accordance with the terms of such plans, programs and benefits.

7. Benefits Payable Following Death or Total Disability.

(a) Death. In the event that Executive’s employment is terminated by reason of his death, his designated beneficiary or estate (as the case may be) shall receive (i) such life insurance or benefits to which Executive is entitled under the plans and policies maintained by Ascena, (ii) Executive’s full Base Salary at the rate in effect on the date of Executive’s death, as if his employment had continued until one year following Executive’s death, payments of Base

Salary to be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment, (iii) subject to Executive’s covered dependents’ timely election of continuation coverage under COBRA, and Executive’s covered dependent’s continued copayment of premiums at the same level and cost as if Executive were an employee of Ascena (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation for Executive’s covered dependents in Ascena’s health and medical insurance plans (to the extent permitted under applicable law and the terms of such plan), in a manner intended to avoid any excise tax under Code Section 4980D, for a period of one year following Executive’s death, subject to the Executive’s covered dependent’s remaining eligible for COBRA coverage during such period, and (iv) the Pro Rata Bonus, payable when the incentive compensation bonus payment for such season is paid to the Company’s other executive officers.

(b) Total Disability. In the event that Executive’s employment is terminated by reason of his Total Disability as determined in accordance with Section 5(b), Executive or his designated beneficiary or estate (as the case may be) shall receive (i) such life insurance or disability benefits, if any, to which Executive is entitled under the plans and policies maintained by Ascena; (ii) Executive’s Base Salary as determined under Section 4(a) at the rate in effect on his Termination Date, as if his employment had continued through the End Date, and in no event less than one year following the Termination Date (the “Disability Severance Payments”); (iii) subject to Executive’s and/or his covered dependents’, as applicable, timely election of continuation coverage under COBRA, and Executive’s or his covered dependent’s, as applicable, continued copayment of premiums at the same level and cost as if Executive were an employee of Ascena (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in Ascena’s health and medical insurance plans for Executive and his covered dependents (to the extent permitted under applicable law and the terms of such plan), in a manner intended to avoid any excise tax under Code Section 4980D, for a period that is the shorter of the date of termination through (x) the later of the End Date and one year from the date of termination, (y) the applicable period that Executive and/or his covered dependents’, as applicable, are eligible for continuation coverage under COBRA and (z) the Executive becoming eligible for coverage under the health and medical insurance plans of a subsequent employer, and (iv) the Pro Rata Bonus, payable when the incentive compensation bonus payment for such season is paid to the Company’s other executive officers. Any Disability Severance Payments shall be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment, subject to the Delay Period under Section 11(b) of the Agreement.

8. Restrictive Covenants.

(a) Non-Competition. Executive covenants and agrees that at all times during the Employment Term and for one (1) year thereafter, unless Ascena at its sole discretion gives its prior written consent to such activity by Executive, Executive will not, directly or indirectly, engage in, assist, or have any active interest or involvement whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holdings of less than

1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in “Competition” with Ascena.

For purposes of this Agreement, “Competition” with Ascena shall mean (x) the business of owning and/or operating one or more retail specialty stores that sell women’s apparel, or (y) the business of selling women’s apparel through catalogs or internet sales, or (z) any other business engaged in by Ascena or any subsidiary of Ascena (i.e., any entity in which Ascena owns 25% or more of the outstanding equity interests) during the Employment Term. As used in this Section 8, Ascena includes its affiliates, which for this purpose includes any person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, Ascena.

(b) Non-Solicitation. Executive covenants and agrees that at all times during the Employment Term and for one (1) year thereafter, he will not directly or indirectly recruit, solicit, hire, or cause to be hired, any individual who is then, or who has been within the preceding six (6) month period, an employee of Ascena.

(c) Non-Disparagement. Executive covenants and agrees that during the course of his employment by Ascena or at any time thereafter, Executive shall not, directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame Ascena or any of its employees, members of its board of directors or agents, nor shall Executive assist any other person, firm or company in so doing.

(d) Confidentiality. Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s duties and for the benefit of Ascena, either during the period of the Executive’s employment with Ascena or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to Ascena whether the foregoing shall have been obtained by Executive during Executive’s employment by Ascena (or any predecessors) or otherwise. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides Ascena with prior notice of the contemplated disclosure and cooperates with Ascena at its expense in seeking a protective order or other appropriate protection of such information).

(e) Right to Injunction. Executive acknowledges that the services to be rendered by him to Ascena are of a special and unique character, which gives this Agreement a peculiar value to Ascena. Executive acknowledges that a breach of the covenants set forth in this Section 8 will cause irreparable damage to Ascena with respect to which Ascena’s remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this Section 8 by Executive, Executive and Ascena agree that Ascena shall be entitled, in addition to remedies otherwise available to it at law or equity, to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.

(f) Acknowledgments and Separability of Covenants. The parties acknowledge that the type and periods of restriction imposed in Section 8 are fair and reasonable and are reasonably required for the protection of Ascena; and that the time, scope and other provisions of such Section have been specifically negotiated by the parties. Executive specifically acknowledges that the restrictions contemplated by this Agreement will not prevent him from being employed or earning a livelihood. The covenants contained in this Section constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 8 are not permitted by applicable laws, Executive and Ascena agree that such covenants shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

9. Notices. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to the party listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To Ascena:

Ascena Retail Group, Inc.

30 Dunnigan Drive

Suffern, NY 10901

Attention: Chairman of the Board of Directors

To Executive: at the last address (or to the facsimile number) shown on the records of Ascena.

10. Miscellaneous.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York. Any dispute between the parties hereto arising out of or relating to this Agreement (other than any dispute relating to Section 8 above) shall be settled exclusively by arbitration in New York, New York in accordance with the provisions of this Agreement and the commercial rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b) The article and section headings contained herein are for reference purposes

(c) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersede all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including the Prior Agreement. This Agreement may not be amended except by a written agreement signed by both parties.

(d) Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement and the rights and benefits of Executive under this Agreement shall not be assignable by Executive; provided, however, that nothing in this Section 10 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death.

(e) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Board.

(f) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(g) This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Code Section 409A.

(a) Although Ascena does not guarantee to the Executive any particular tax treatment relating to the payments and benefits paid in accordance with the terms and conditions of this Agreement, it is the intent of the parties that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The parties agree to reasonably cooperate to take all further actions necessary to satisfy the requirements of Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the providing of any benefit made subject to this Section 11(b), to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to the Executive shall be paid at the time provided by Ascena’s applicable policies and customary practices, but in no event shall be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

12. Parachute Payments. If there is a change in ownership or control of Ascena that causes any payment, distribution or benefit provided by Ascena, any person whose actions result in a change in ownership covered by Section 280G(b)(2) or any person affiliated with Ascena or such person, to or for the benefit of the Executive (whether provided, to be provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”) (any such Payment, a “Parachute Payment”), then the following provisions shall apply:

(i) If the Parachute Payment, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Parachute Payment which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(ii) If the Threshold Amount is less than (A) the Parachute Payment, but greater than (B) the Parachute Payment reduced by the sum of (x) the Excise Tax and (y) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Parachute Payment which are in excess of the Threshold Amount, then the Parachute Payment shall be reduced (but not below zero) to the extent necessary so that the sum of all Parachute Payments shall not exceed the Threshold Amount. In such event, the Parachute Payment shall be reduced in the following order: (1) cash payments not subject to Code Section 409A; (2) cash payments subject to Code Section 409A; (3) stock options (and other exercisable awards) that have exercise prices higher than the then fair market value price of the stock (based on the latest vesting tranches), (4) restricted stock and restricted stock units based on the last ones scheduled to be distributed, (5) other stock options based on the latest vesting tranches, and (6) other non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

For the purposes of this Section 5, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00). The determination as to which of the alternative provisions of this Section 12 shall apply to the Executive shall be made by a certified public accounting firm designated by Ascena and reasonably acceptable to the Executive (the “Accounting Firm”). The Accounting Firm shall make, and shall provide to the parties, such determination within 60 days following the occurrence of the event that subjects the Executive to the Excise Tax. All Payments will be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) and any Payments in excess of the base amount shall be treated as subject to the Excise Tax unless otherwise determined by the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by Ascena. Any determination by the Accounting Firm shall be binding upon Ascena and the Executive. The Executive and Ascena shall provide the Accounting Firm with all information which the Accounting Firm reasonably deems necessary in computing the Threshold Amount. For purposes of determining which of the alternative provisions of this Section 12 shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the determination date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASCENA RETAIL GROUP, INC.

By:	/s/ Gene Wexler
Name:	Gene Wexler
Title:	SVP, General Counsel

By:	/s/ David R. Jaffe
Name:	David R. Jaffe